Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Flowco Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Flowco Holdings Inc. and its subsidiaries (the "Company") as of December 31, 2024 and 2023, and the related consolidated statements of operations, of members' equity and of cash flows for each of the three years in the period ended December 31, 2024, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 19, 2025, except for the effects of the reorganization of entities under common control and the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is February 4, 2026

We have served as the Company’s auditor since 2019.

Flowco Holdings Inc.

Consolidated Balance Sheets

	As of December 31,
	2024	2023
	(in thousands, except unit data)
Assets
Current assets
Cash and cash equivalents	$4,615	$—
Accounts receivable, net of allowances for credit losses of $1,169 and $1,259, respectively	120,353	44,399
Inventory, net	151,179	31,336
Prepaid expenses and other current assets	9,982	2,837
Total current assets	286,129	78,572

Property, plant and equipment, net	702,616	292,223
Operating lease right-of-use assets	19,480	4,424
Finance lease right-of-use assets	21,871	3,391
Intangible assets, net (Note 6)	302,522	11,254
Goodwill (Note 6)	249,692	2,224
Other assets	6,639	—
Total assets	$1,588,949	$392,088

Liabilities and members' equity
Current liabilities
Accounts payable	$31,321	$6,351
Accrued expenses	33,829	7,391
Current portion of operating lease obligations	6,809	640
Current portion of finance lease obligations	7,837	1,737
Deferred revenue	8,002	1,515
Total current liabilities	87,798	17,634

Long-term liabilities
Long-term debt, net	635,916	235,265
Operating lease obligations, net of current portion	12,739	3,784
Finance lease obligations, net of current portion	13,389	1,654
Total long-term liabilities	662,044	240,703
Total liabilities	749,842	258,337
Commitments and contingencies (Note 13)
Members' equity
Class A Units, no par value, 10,000,000 issued and outstanding as of December 31, 2024 and 5,100,000 issued and outstanding as of December 31, 2023	—	—
Additional paid-in capital	892,099	36,479
Retained earnings (deficit)	(52,992)	97,272
Total members' equity	839,107	133,751
Total liabilities and members' equity	$1,588,949	$392,088

Flowco Holdings Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2024	2023	2022
	(in thousands)
Revenues
Rentals	$276,687	$168,801	$120,237
Sales	258,591	74,522	28,372
Total revenues	535,278	243,323	148,609
Operating expenses
Cost of rentals (exclusive of depreciation and amortization disclosed separately below)	74,494	42,179	33,214
Cost of sales (exclusive of depreciation and amortization disclosed separately below)	189,930	62,599	22,261
Selling, general and administrative expenses	62,453	15,219	14,173
Depreciation and amortization	90,862	43,822	36,206
Loss on sale of equipment	797	1,170	51
Income from operations	116,742	78,334	42,704
Other expenses
Interest expense	(32,345)	(18,956)	(9,284)
Loss on debt extinguishment	(221)	—	—
Other expense, net	(2,756)	(910)	(408)
Total other expense	(35,322)	(19,866)	(9,692)
Income before provision for income taxes	81,420	58,468	33,012
Provision for income taxes	(1,171)	(379)	(283)
Net income	$80,249	$58,089	$32,729

Earnings per unit:
Basic and diluted	$10.41	$11.39	$32,729
Weighted average units outstanding:
Basic and diluted	7,710,656	5,100,000	1,000

Flowco Holdings Inc.

Consolidated Statements of Members' Equity

	Common Units		Class A Units
(in thousands, except number of units)	Units	Amount	Units	Amount	Additional Paid-in Capital	Retained Earnings (Deficit)	Members' Equity
Balance as of December 31, 2021	1,000	$—	—	$—	125,401	6,454	131,855
Distribution to Members	—	—	—	—	(37,000)	—	(37,000)
Net income	—	—	—	—	—	32,729	32,729
Share-based compensation	—	—	—	—	493	—	493
Balance as of December 31, 2022	1,000	—	—	—	$88,894	$39,183	$128,077
Distribution to Members	—	—	—	—	(52,500)	—	(52,500)
Reorganization to Flowco MergeCo	(1,000)	—	5,100,000	—	—	—	—
Net income	—	—	—	—	—	58,089	58,089
Share-based compensation	—	—	—	—	85	—	85
Balance as of December 31, 2023	—	—	5,100,000	—	36,479	97,272	133,751
2024 Business Combination Issuance of Units	—	—	4,900,000	—	854,628	—	854,628
Distribution to Members	—	—	—	—	—	(230,513)	(230,513)
Net income	—	—	—	—	—	80,249	80,249
Share-based compensation	—	—	—	—	992	—	992
Balance as of December 31, 2024	—	$—	10,000,000	$—	$892,099	$(52,992)	$839,107

Flowco Holdings Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2024	2023	2022
	(in thousands)
Cash flows from operating activities
Net income	$80,249	$58,089	$32,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,862	43,822	36,206
Provision for inventory obsolescence	1,809	2,510	335
Amortization of operating right-of-use assets	4,326	508	219
Amortization of deferred financing costs	714	400	400
Loss on sale of equipment, net	797	1,170	51
Loss on debt extinguishment	221	—	—
(Gain)/loss on lease termination	(958)	—	—
Share-based compensation	992	85	493
Allowance for (recovery of) credit losses	636	310	509
Changes in operating assets and liabilities:
Accounts receivable - trade	(15,487)	(16,886)	(13,779)
Inventory	21,920	(6,633)	9,274
Prepaid expenses and other current assets	(3,029)	(1,295)	(171)
Other assets	864	—	—
Other liabilities	739	—	—
Operating lease liabilities	(4,246)	(508)	(219)
Accounts payable	(4,292)	(515)	(2,411)
Accrued expenses	864	805	2,928
Deferred revenue	2,402	—	—
Net cash provided by operating activities	179,383	81,862	66,564
Cash flows used in investing activities
Purchase of property, plant and equipment	(90,494)	(43,514)	(106,961)
Proceeds from sale of property, plant and equipment	166	841	31
Payment for capitalized patent costs	(193)	—	—
Acquisitions, net of cash acquired	(7,000)	—	—
Net cash acquired in 2024 Business Combination	3,088	—	—
Net cash used in investing activities	(94,433)	(42,673)	(106,930)
Cash flows used in financing activities
Payments on long-term debt	(296,009)	(173,525)	(107,789)
Proceeds from long-term debt	459,683	188,361	188,118
Payments on finance lease obligations	(7,503)	(1,525)	(1,748)
Proceeds on finance lease terminations	715	—	(1,215)
Payment of debt issuance costs	(6,708)	—	—
Distribution to Members	(230,513)	(52,500)	(37,000)
Net cash (used in) provided by financing activities	(80,335)	(39,189)	40,366
Net change in cash and cash equivalents	4,615	—	—
Cash and cash equivalents
Beginning of period	—	—	—
End of period	$4,615	$—	$—
Supplemental disclosures of investing and financing activities
Cash paid for interest	$28,775	$18,899	$8,668
Supplemental schedule of non-cash investing and financing activities
Noncash debt refinancing of long-term debt with Revolving Credit Facility	$419,454	$—	$—
Issuance of 4.9 million Class A Units in exchange for the net assets acquired in a Business Combination	$854,628	$—	$—
Issuance of 5.1 million Class A Units in exchange for 1,000 Common Units of Estis	$—	$—	$—
Lease liabilities arising from obtaining operating right-of-use assets	$5,532	$4,524	$2,434
Lease liabilities arising from obtaining financing right-of-use assets	$8,391	$2,186	$234

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Note 1 - Nature of Operations and Organization

Flowco Holdings Inc. and its subsidiaries (the “Company”) is a leading provider of production optimization, artificial lift and methane abatement solutions for the oil and natural gas industry. The Company's products and services include a full range of equipment and technology solutions that enable real-time remote monitoring and control to maximize efficiencies of its products and services. The Company generates revenues throughout the long producing lives of oil and gas wells. The Company's core technologies include high pressure gas lift (“HPGL”), conventional gas lift, plunger lift and vapor recovery unit (“VRU”) solutions. As of December 31, 2024, the Company operates a fleet of over 4,300 active systems.

The Company is headquartered in Houston, Texas with major service facilities and operations in Midland, Texas; Carlsbad, New Mexico; and Williston, North Dakota. The Company operates manufacturing and repair facilities in El Reno, Oklahoma; Houston, Fort Worth, Kilgore and Pampa, Texas; and Lafayette, Louisiana.

The Company provides its products and services through two reportable segments: (i) Production Solutions; and (ii) Natural Gas Technologies. Any corporate costs or assets not directly related to these two reportable segments have been categorized in a separate corporate and other category.

Basis of Presentation to Effect the Reorganization of Entities under Common Control

The Company consummated its initial public offering (“IPO”) on January 15, 2025. In connection with the IPO, the Company completed a series of organizational and ownership transactions, as discussed in Note 16 – Subsequent Events. These transactions were among entities under common control, pursuant to which the Company became a holding company whose principal asset consists of limited liability company interests in Flowco LLC. Following the IPO, the Company became the sole managing member of Flowco LLC and has since controlled its business and affairs, while owning a minority economic interest in Flowco LLC, with the remaining economic interests held by various pre-IPO owners of Flowco LLC (“Continuing Equity Owners”). As initially presented in the Company’s Form 10-Q for the quarter ended March 31, 2025, these consolidated financial statements represent a reissuance of the financial position and the results of operations, including the related notes, of the Company to effect the reorganization of entities under common control.

The IPO resulted in the Company having multiple classes of common stock with differing voting and economic rights and established an organizational structure in which the Company consolidates Flowco LLC for financial reporting purposes. Because the Continuing Equity Owners retained a controlling interest in Flowco LLC following the IPO, and no change in control of Flowco LLC occurred, these consolidated financial statements reflect a continuation of the financial position and results of operations of Flowco LLC. Accordingly, the assets, liabilities, and equity of Flowco Holdings Inc. have been reflected in these consolidated financial statements at the historical carrying amounts of Flowco LLC, consistent with a transaction among entities under common control.

Initial Public Offering and Reorganization Transactions

As described in Note 16 – Subsequent Events, the Company consummated its initial public offering (“IPO”) on January 15, 2025. The series of organizational and ownership transactions discussed therein were among entities under common control and resulted in the Company having multiple classes of common stock with differing voting and economic rights and established an organizational structure in which the Company consolidates Flowco LLC for financial reporting purposes. Because the Continuing Equity Owners retained a controlling interest in Flowco LLC following the IPO, and no change in control of Flowco LLC occurred, these consolidated financial statements represent a reissuance of the financial position and results of operations of Flowco LLC. Accordingly, the assets, liabilities, and equity of Flowco LLC have been reflected in these consolidated financial statements at their historical carrying amounts, consistent with a transaction among entities under common control.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

The Company does not have any components of other comprehensive income within its consolidated financial statements, and, therefore, does not separately present a statement of comprehensive income in its consolidated financial statements.

Revision of Previously Issued Financial Information

Management identified errors related to certain proceeds from and payments on long-term debt, which were partially overstated from the inclusion of certain non-cash activity. This overstatement impacted the previously issued statements of cash flows included in Flowco LLC’s annual financial statements for the year ended December 31, 2024 (“Prior Financial Statements”). The impact of the error was isolated to the financing activities within the consolidated statements of cash flows and had no impact to the previously reported net cash used in financing activities, the consolidated balance sheets, consolidated statements of operations, or other primary consolidated financial statements or the notes thereto. However, for comparability purposes, these amounts have been revised. The revision did not impact any other line items or subtotals within the Prior Financial Statements.

Management evaluated the impact of this error in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 99, Materiality, SAB No. 108, and ASC 250, Accounting Changes and Error Corrections. Based on both quantitative and qualitative considerations, management concluded that the error was not material to the reliability of the Prior Financial Statements as the impact on the error was isolated to the financing activities within the consolidated statements of cash flows and had no impact to the previously reported net cash used in financing activities, the consolidated balance sheets, consolidated statements of operations, or other primary consolidated financial statements or the notes thereto. However, for comparability purposes, these amounts have been revised. The revisions did not impact any other line items or subtotals within the Prior Financial Statements.

The following table presents a summary of the revision to the previously filed Prior Financial Statements (in thousands):

	Year Ended December 31, 2024
	As reported	Revision	As revised
Payments on long-term debt	$(298,764)	$2,755	$(296,009)
Proceeds from long-term debt	$462,438	$(2,755)	459,683

Business Combination

On June 20, 2024, Flowco MergeCo LLC ("Flowco LLC"), entered into a Contribution Agreement with GEC Estis Holdings LLC (parent company of Estis Compression LLC (“Estis") (“Estis Member”)), Flowco Production Solutions, L.L.C. (“Flowco Member”) and Flogistix Holdings, LLC (“Flogistix Member”) (parent company of Flogistix, LP (“Flogistix”)) (Estis Member, Flowco Member and Flogistix Member collectively, the “Members”), pursuant to which, the Members contributed 100% of the direct equity interests of Estis Intermediate Holdings, LLC (“Estis Intermediate”), Flowco Productions LLC (“Flowco Productions”) and Flogistix Intermediate Holdings, LLC (“Flogistix Intermediate”) to the Company in exchange for Series A Units of the Company proportionate to the value of the contributed entities (the “2024 Business Combination”). In connection with the transaction, (i) Estis Member contributed substantially all of its net assets (including membership interests in Estis) to Estis Intermediate immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Estis Intermediate to the Company, (ii) Flowco Member also contributed substantially all of its net assets to Flowco Productions immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Flowco Productions to the Company, and (iii) Flogistix Member also contributed substantially all of its net assets (including the equity interests in Flogistix GP, LLC and Flogistix) to Flogistix Intermediate immediately prior to the consummation of the 2024 Business Combination and the contribution of the membership interests of Flogistix Intermediate to the Company.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

The 2024 Business Combination was accounted for in accordance with ASC 805, Business Combinations, and Estis has been identified as the accounting acquirer and Flowco and Flogistix the acquirees. Additionally, Estis has been identified as the predecessor and as such, these financial statements reflect only the Estis historical financial information for any period prior to June 20, 2024. All financial information as of and subsequent to June 20, 2024, reflects that of Estis, Flowco, and Flogistix, as well as changes in the capital structure and operations of the Company. See Note 2 – Business Combinations for more information.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). These consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

The accompanying consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of financial position as of December 31, 2024 and 2023, and results of operations for the years ended December 31, 2024, 2023 and 2022, and cash flows for the years ended December 31, 2024, 2023 and 2022.

The Company does not have any components of other comprehensive income within its consolidated financial statements, and, therefore, does not separately present a statement of comprehensive income in its consolidated financial statements.

Segment Information

The Company operates in two operating and reporting segments. Operating and reporting segments are determined in accordance with ASC 280, Segment Reporting (“ASC 820”) and are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) to allocate resources and assess performance. The CODM reviews segment profit or loss as the measure of profitability, which is presented on a reportable segment level for purposes of allocating resources and evaluating operating and financial performance. In addition to segment profit or loss, the CODM also reviews Adjusted EBITDA, a non-GAAP measure defined as adjusted earnings before income taxes, depreciation and amortization.

The Company operates and manages its business units in the following two operating and reporting segments:

•
Production Solutions: relates to rentals, sales and services related to high pressure gas lift, conventional gas lift and plunger lift; including other digital solutions and methane abatement technologies.
•
Natural Gas Technologies: relates to the design and manufacturing for the rental, sales and servicing of vapor recovery and natural gas systems.

For more information regarding segment reporting, see Note 15 - Segment Information.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in the preparation of the accompanying consolidated financial statements include but are not limited to the following: revenue recognition, allowance for credit losses, inventory reserve, impairment of goodwill, intangible assets and long-lived assets, share-based compensation, useful lives of property, plant and equipment and intangible assets, and estimation of contingencies. Management believes these estimates and

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

assumptions provide a reasonable basis for the fair presentation of the consolidated financial statements. Actual results could differ from those estimates.

Basic and Diluted Earnings per Unit (“EPU”)

Basic EPU is calculated by dividing net income attributable to unitholders by the weighted average number of units of common units outstanding during the period. The Company does not have any potentially dilutive securities that would impact basic EPU.

Revenue Recognition

The Company’s revenues are derived from multiple sources. The following are descriptions of its principal revenue generating activities.

Rental Revenue

Rental revenue is earned from the lease of rental production equipment, consisting principally of compressors. These rental contracts are accounted for as operating leases under the authoritative guidance for leases (“ASC 842”) and rental revenue is recognized as income is earned over the term of the rental agreement.

Our rental contract terms range from month-to-month up to 48 months and are typically billed at a fixed monthly rate while the equipment is in use by the customer. Payment for rentals is typically collected within 15-60 days. Monthly agreements are generally cancellable with 30-day notice by the customer.

Upon lease commencement, the Company evaluates the rental agreements to determine if they meet the criteria set forth in ASC 842 for classification as sales-type leases or direct financing leases; if a rental agreement meets none of these criteria, the Company classifies it as an operating lease. Based on the assessment of the lease classification criteria, all rental agreements have been classified as operating leases. As such, the underlying assets remain on our balance sheet within property, plant, and equipment and are depreciated consistently with other owned assets. Rental revenue is recognized on a straight-line basis over the term of the rental and is included in rental revenue in the consolidated statements of operations.

The Company’s rental agreements generally include lease and non-lease components where the timing and pattern of transfer are the same. Non-lease components related to our lease arrangements, such as ongoing monitoring and maintenance services, are performed with the same timing and pattern of transfer for the lease component. Because the pattern of recognition of the non-lease components is the same as that of the lease component, the Company has elected the practical expedient, in accordance with ASC 842, to combine all lease and non-lease components as a single component. The Company has determined that the rental of equipment is the predominant component of the rental agreement and therefore has accounted for these transactions entirely in accordance with ASC 842.

The Company has included several stipulations within its agreements with customers to protect its assets and mitigate risk of loss during the rental period. The primary method is through Company operation of the units including ongoing monitoring and maintenance. Contracts contain a clause for customer liability should any damage or loss to the units occur during customer oversight or operational control. Many contracts include a requirement for customers to ensure a small percentage of the asset or pay a premium if they elect not to insure the asset.

Sales Revenue

The Company accounts for sales revenue in accordance with ASU 2014-09, Revenue from Contracts with Customers (“ASC 606”), and all subsequent amendments issued thereafter. Sales revenue is recognized when a customer obtains control of promised goods and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods. The principles in ASC 606 are applied using a five-step model that includes (1) identifying the contract(s) with a customer, (2) identifying the performance obligations in the contract, (3) determining

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

the transaction price, (4) allocating the transaction price to the performance obligations in the contract, and (5) recognizing revenue when (or as) the performance obligations are satisfied. ASC 606 also requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

Sales revenue is measured as the amount of fixed consideration to which we expect to be entitled in exchange for transferring products to our customers. Our contracts with customers typically contain a single performance obligation to provide agreed-upon products. We do not assess whether promised goods are performance obligations if they are immaterial in the context of the contract with the customer. Sales revenue is recognized when our performance obligation is satisfied at a point in time, at the amount we expect to be entitled when control of the products is transferred to our customers.

Payment for sales revenue is typically collected within 15-60 days. Since the period between sale of the product and receipt of payment is not expected to exceed one year, we have elected not to calculate or disclose a financing component for our customer contracts. We do not incur any material costs of obtaining contracts. Sales revenue generally does not include right of return or other significant post-delivery obligations.

Below are the three categories of what primarily contributes to the Company’s sales revenue:

•
Equipment and compressors. For sales of equipment based on firm purchase orders or sales contacts, sales revenue is recognized when fabrication of the equipment is completed, it is segregated and ready for customer pickup and the customer has been notified. The completion notification includes the invoice for the sale, which represents a right to payment from the customer. At that point, risks and rewards of ownership transfer to the customer per the terms of the contract. Product delivery, including shipping and handling costs associated with outbound freight, is the responsibility of the customer. While the customer is arranging transportation of the equipment, it remains in the Company’s physical possession with a unique customer identification number in a separate location. The Company does not have the contractual right to direct the use of the product or direct it to another customer. The length of time between the completion notification and product delivery typically ranges from 2-14 days.
•
Oil & gas products and parts. As it relates to the sale of oil & gas products, the Company has a single performance obligation associated with these contracts – the manufacture and sale of the contracted good to the customer. Revenue from the sale of goods is recognized upon satisfaction of the performance obligation, which occurs point-in-time upon transfer of control of the product upon delivery to the customer. The transaction price (i.e., the amount that the Company has the right to under the terms of the sales contract with the customer) is the standalone sales price of each individual good and is typically settled within 30-45 days of the satisfaction of the performance obligation. The Company treats shipping and handling activities as a fulfillment activity, and the costs are recognized in cost of sales. With respect to taxes assessed by governmental authorities that are imposed upon sales transactions and collected by the Company from its customers, the Company’s policy is to exclude such amounts from revenues. Payment for sales is typically collected within 15-70 days.
•
Maintenance and repair services. The Company performs maintenance and repair services for gas lift systems, plunger lift systems, and plunger assisted gas lift systems as well as services related to downhole fluid recovery, spooling, capillary, downhole tool installation and removal and other related activities. As it relates to oil & gas services, the Company has a single performance obligation associated with these contracts – the completion of the contracted service. Revenue from the sale of services is recognized upon satisfaction of the performance obligation, which occurs point-in-time upon completion of the service, which typically occurs within 1-3 days from the date the services commence. The transaction price for services (i.e., the amount that the Company has the right to under the terms of the service contract with the customer) is the standalone price of each service completed and charged to the customer. The transaction price is typically settled within 30-45 days of the satisfaction of the performance obligation. With respect to taxes assessed by

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

governmental authorities that are imposed upon service transactions and collected by the Company from its customer, the Company’s policy is to exclude such amounts from revenues.

Disaggregation of Revenue

The following table presents our third-party revenue from contracts with customers by reportable segment (see Note 15 – Segment Information) and disaggregated by major product and service lines, timing of revenue recognition, and geographical markets for the year ended December 31, 2024 (in thousands):

Segments	Production Solutions	Natural Gas Technologies	Other and Eliminations	Total
Major Product/Service Lines
Surface Equipment (1)	$192,328	$—	$—	$192,328
Downhole Components	135,477	—	—	135,477
Vapor Recovery (1)	—	125,735	—	125,735
Natural Gas Systems	—	120,901	(39,163)	81,738
Total	$327,805	$246,636	$(39,163)	$535,278
Timing of Revenue Recognition
Goods transferred at a point in time	$135,477	$162,277	$(39,163)	$258,591
Services transferred over time	192,328	84,359	—	276,687
Total	$327,805	$246,636	$(39,163)	$535,278
Geographical Markets
United States	$319,270	$246,266	$(39,163)	$526,373
International	8,535	370	—	8,905
Total	$327,805	$246,636	$(39,163)	$535,278

___________________________

(1) All of revenue for these service lines are recognized in accordance with ASC 842 as described within the Revenue Recognition section above.

The following table presents our third-party revenue from contracts with customers by reportable segment (see Note 15 – Segment Information) and disaggregated by major product and service lines, timing of revenue recognition, and geographical markets for the year ended December 31, 2023 (in thousands):

Segments	Production Solutions	Natural Gas Technologies	Other and Eliminations	Total
Major Product/Service Lines
Surface Equipment (1)	$168,801	$—	$—	$168,801
Natural Gas Systems	—	111,280	(36,758)	74,522
Total	$168,801	$111,280	$(36,758)	$243,323
Timing of Revenue Recognition
Goods transferred at a point in time	$—	$111,280	$(36,758)	$74,522
Services transferred over time	168,801	-	—	168,801
Total	$168,801	$111,280	$(36,758)	$243,323
Geographical Markets
United States	$168,801	$111,280	$(36,758)	$243,323
International	—	—	—	—
Total	$168,801	$111,280	$(36,758)	$243,323

____________________________

(1) All of revenue for these service lines are recognized in accordance with ASC 842 as described within the Revenue Recognition section above.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

The following table presents our third-party revenue from contracts with customers by reportable segment (see Note 15 – Segment Information) and disaggregated by major product and service lines, timing of revenue recognition, and geographical markets for the year ended December 31, 2022 (in thousands):

Segments	Production Solutions	Natural Gas Technologies	Other and Eliminations	Total
Major Product/Service Lines
Surface Equipment (1)	$120,237	$—	$—	$120,237
Natural Gas Systems	—	128,317	(99,945)	28,372
Total	$120,237	$128,317	$(99,945)	$148,609
Timing of Revenue Recognition
Goods transferred at a point in time	$—	$128,317	$(99,945)	$28,372
Services transferred over time	120,237	-	—	120,237
Total	$120,237	$128,317	$(99,945)	$148,609
Geographical Markets
United States	$120,237	$128,317	$(99,945)	$148,609
International	—	—	—	—
Total	$120,237	$128,317	$(99,945)	$148,609

____________________________

(1) All of revenue for these service lines are recognized in accordance with ASC 842 as described within the Revenue Recognition section above.

Customer Concentration

No customer in the Natural Gas Technologies segment accounted for 10% or more of consolidated trade receivable as of December 31, 2024. One customer in the Natural Gas Technologies segment accounted for approximately 39% of consolidated trade receivables as of December 31, 2023.

No customer in the Production Solutions accounted for 10% or more of consolidated trade receivables as of December 31, 2024 and 2023.

One customer in the Natural Gas Technologies segment accounted for approximately 11%, 17% and 10% of total consolidated revenues for the years ended December 31, 2024, 2023 and 2022, respectively.

No customer in the Production Solutions segment accounted for at least 10% of total consolidated revenues for the years ended December 31, 2024, 2023 and 2022.

Vendor Concentration

No vendor in the Natural Gas Technologies segment accounted for at least 10% of purchases for the year ended December 31, 2024. Two vendors in the Natural Gas Technologies segment accounted for approximately 32% and 22% of purchases for the years ended December 31, 2023 and 2022, respectively.

No vendor in the Production Solutions segment accounted for at least 10% of purchases for the years ended December 31, 2023 and 2022, respectively.

The Company believes alternatives to these vendors are available.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short-term nature of these instruments. From time to time, the cash balance in the Company’s bank accounts may exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). Certain

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

subsidiaries of the Company transfer any excess cash to pay down the senior secured revolving credit facility (the “Revolving Credit Facility”), which is then drawn on for cash on an as needed basis. As of December 31, 2024 and 2023, the Company had no cash designated as restricted cash.

Accounts Receivable

Accounts receivable are stated at amounts management expects to collect from outstanding balances. The Company’s accounts receivable are due from customers who rent or purchase products from the Company. The Company then bills its customers in accordance with contractual agreements. Generally, receivables from customers are uncollateralized and unsecured.

The trade accounts receivable is recorded net of an allowance for credit losses. The allowance for credit losses is based upon the amount of losses expected to be incurred in the collection of these accounts pursuant to the guidance outlined in Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (“ASU 2016-13”, “Topic 326”, or ”ASC 326”). The estimated losses are calculated using the loss rate method based upon a review of outstanding receivables, including specific accounts, related aging, and on historical collection experience based on the invoice due date. These allowances reflect the Company's estimate of the amount of receivables that will be deemed uncollectible based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. The Company's estimate is subject to change based on evolving circumstances, including factors affecting the economy or in the circumstances of individual customers. In addition, specific accounts are written off against the allowance when management determines the account is uncollectible.

The balance of allowance for credit losses amounted to $1.2 million and $1.3 million as of December 31, 2024 and 2023, respectively.

The following table summarizes the change in the accounts receivable allowance for credit losses for the periods presented (in thousands):

	As of December 31,
	2024	2023
Accounts receivable allowance for credit losses, beginning of period	$1,259	$949
Acquired from 2024 Business Combination	377	—
Write-offs	(1,269)	(72)
Expense	802	382
Accounts receivable allowance for credit losses, end of period	$1,169	$1,259

The following table provides information about accounts receivable and contract liabilities from contracts with customers (in thousands):

	As of December 31,
	2024	2023
Accounts receivable, net	$120,353	$44,399
Contract liabilities	$8,002	$1,515

Contract liabilities represent consideration received or consideration which is unconditionally due from customers prior to transferring goods or services to the customer under the terms of the contract and is included within deferred revenue in the accompanying consolidated balance sheets.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

The following table presents a reconciliation of contract liabilities (in thousands):

	As of December 31,
	2024	2023
Contract liabilities, beginning of period	$1,515	$1,941
Deposits acquired from 2024 Business Combination	4,628	—
Deposits Received	11,497	6,010
Revenue recognized	(9,638)	(6,436)
Contract liabilities, end of period	$8,002	$1,515

The Company does not disclose the aggregate transaction price for remaining performance obligations, generally because either the revenue from the satisfaction of the performance obligations is recognized in the amount invoiced or the original expected duration of the contract is one year or less.

Inventory

Inventory is composed principally of artificial lift products and the associated parts and materials necessary to construct these products as well as natural gas compressors to be sold and the associated parts and materials used to construct, repair and maintain these products. Inventory is valued at the lower of cost or net realizable value. Production Solutions inventory is measured using the first in, first out (FIFO) costing method and average costing method. Natural Gas Technologies inventory is measured using the average costing method, which is based on historical purchases at an individual item level. The cost of fabrication of compressor packages, including labor and shop overhead, is charged to cost of sales during the period in which revenue from sale of such equipment is recognized.

The Company regularly reviews inventory quantities on hand and records provisions for excess or obsolete inventory based primarily on historical usage, estimated product demand, market conditions and technological developments.

During the years ended December 31, 2024, 2023 and 2022, the Company recorded charges of $1.8 million, $2.5 million and $0.3 million respectively, to write down slow moving inventory, perform cost adjustments and physical adjustments. These charges are included within cost of sales in the accompanying consolidated statements of operations.

Property, Plant and Equipment

Property, plant and equipment, net are stated at cost. Depreciation of property, plant and equipment is provided over the estimated useful lives of the respective assets or groups of assets, primarily using the straight-line method. Any property, plant and equipment acquired in connection with a business combination will be recorded at its fair value as of the acquisition date and depreciated over its remaining economic useful life using the straight-line method.

Expenditures for additions, major renewals, and betterments are capitalized, and expenditures for maintenance and repairs are charged to earnings as incurred. The estimated useful lives of major asset categories are as follows:

Buildings	40 years
Compressor and related equipment	10-15 years
Machinery and equipment	3-15 years
Furniture, fixtures and office equipment	3-7 years
Software	3-5 years
Vehicles	5 years
Land	Unlimited
Leasehold improvements	Lesser of useful life or lease term

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

When assets are retired or otherwise disposed of, the cost and the applicable accumulated depreciation is removed from the respective accounts and the resulting gain or loss is reflected in earnings.

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows that are independent of the cash flows of other groups of assets. If the undiscounted future net cash flows are less than the carrying amount of the asset, the asset is deemed impaired. The amount of the impairment is measured as the difference between carrying value and the fair value of the asset. The Company concluded that there were no indicators evident or other circumstances present that these assets were not recoverable and accordingly, no impairment charges of long-lived assets were recognized in 2024, 2023 or 2022.

Internally Developed Software

Certain direct development costs associated with internally developed software are capitalized. Costs incurred during the preliminary project stage for internal software programs are expensed as incurred, whereas costs incurred during the development stage of new software and for upgrades and enhancements for existing software programs that result in additional functionality are capitalized. Subsequent to capitalization, internally developed software is amortized over its estimated useful life through depreciation and amortization on the statement of operations. Impairment charges are taken as a result of circumstances that indicate that the carrying values of the assets are not fully recoverable. During the year ended December 31, 2024, the Company recognized internally developed software amortization expense of $0.4 million. The Company had no amortization in connection with its internally developed software in 2023 and 2022.

Leases

The Company accounts for leases in accordance with ASC 842. The Company determines if an arrangement is a lease at inception of the arrangement and classifies it as an operating lease or finance lease. A right-of-use (“ROU”) asset (the right to use the leased item) and a financial liability to make lease payments are recognized at inception of the lease.

ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payment made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The lease liability is based on the present value of unpaid lease payments over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

Contracts may contain both lease and non-lease components. To the extent applicable, the Company allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. However, for leases of real property for which the Company is a lessee, it has elected not to separate lease and non-lease components and instead accounts for these as a single lease component. As a policy election, the Company elected to not include leases equal to or less than 12 months on the accompanying consolidated balance sheet.

The two components of operating lease expense, amortization and interest, are recognized on a straight-line basis over the lease term as a single expense element within depreciation and amortization on the consolidated statements of operations. For finance leases, interest on the accrued lease liability is recognized in interest expense, and amortization of ROU assets are recognized on the accompanying consolidated statements of operations within depreciation and amortization.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Goodwill

The Company evaluates goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the Company’s reporting units that are expected to benefit from the combination. The Company evaluates changes in its reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of the Company’s reporting units’ changes, goodwill is reassigned between reporting units using the relative fair value allocation approach.

The Company performs its annual impairment test of goodwill on December 31, unless events or changes in circumstances indicate an impairment may have occurred before that time. As part of its goodwill impairment test, the Company may first assess qualitative factors (including macroeconomic conditions, industry, and market considerations, cost factors and overall financial performance) to determine whether it is more likely than not that the fair value of each of the Company's reporting units with goodwill was less than its carrying amount. If further testing is necessary or a quantitative test is elected, the Company performs a Step 1 analysis for goodwill impairment. In a Step 1 analysis, the Company considers the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on a number of significant management assumptions, including estimated future revenue growth rates, gross margin on sales, operating margins, capital expenditures, tax rates and discount rates.

If the carrying amount of the reporting unit exceeds the calculated fair value, an impairment charge is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Additionally, the Company considers the income tax effect from any tax-deductible goodwill on the carrying amount of the reporting unit, if applicable, when measuring the goodwill impairment charge.

The Company assessed qualitative factors described above and concluded that there was no impairment of goodwill in 2024, 2023 or 2022.

Intangible Assets Other Than Goodwill

Intangible assets that have finite useful lives are measured at cost less accumulated amortization and impairment losses, if any. Subsequent expenditures for intangible assets are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets. The Company's intangible assets include customer relationships, developed technology and trade name assets which are amortized using the straight-line method over their respective estimated useful lives below:

Trade Names	10 years
Customer Relationships	7-14 years
Non-compete agreement	3 years
Patent	20 years
Developed Technology	10-20 years

The Company reviews intangible assets subject to amortization at the relevant asset group level for impairment when circumstances indicate that the carrying amount of an intangible asset is not recoverable and its carrying value exceeds its fair value.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Amortization of intangible assets is included in other depreciation and amortization on the accompanying consolidated statements of operations. The Company recorded no impairment of intangible assets during 2024, 2023, or 2022.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC 718, Compensation – stock Compensation (“ASC 718”). The Company recognizes the share-based compensation expense on a straight-line basis over the vesting period based on the estimated fair value of the share-based award at the grant date. The share-based awards are classified as equity and are accounted for as a capital contribution from the Members. The share-based compensation expense is included within selling and general administrative expense in the accompanying consolidated statements of operations.

The Company estimates grant date fair value using the Black-Scholes option-pricing model, which requires management to make certain assumptions with respect to selected model inputs, such as: (i) the calculation of expected term of the award, (ii) the expected stock price volatility, (iii) the risk-free interest rate, and (iv) expected dividends, if any.

The expected term represents the period that the share-based awards are expected to be outstanding. The Company determines the expected term using the simplified method as provided by the Securities and Exchange Commission. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the share-based awards. Since the Company’s shares are not publicly or privately traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the options is based on the U.S. Treasury yield curve at the date of the grant. Forfeitures are recognized as they occur. For more discussion, see Note 11 – Share-based compensation.

Fair Value Measurements

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. A three-tiered hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value. This hierarchy requires that the Company use observable market data, when available, and minimize the use of unobservable inputs when determining fair value:

•
Level 1 Quoted market prices in active markets for identical assets and liabilities.
•
Level 2 Observable market-based inputs or unobservable inputs that are corroborated by market data.
•
Level 3 Unobservable inputs that are not corroborated by market data.

Income Taxes

The Company is not a tax paying entity for federal income tax purposes, and thus no provision for federal income taxes has been recognized. Income of the Company is taxed to the members of the parent in their respective returns. The Company is subject to Texas state margin tax based on gross profit. Accordingly, a provision and liability for the Texas margin tax has been included within provision for income taxes and accrued expenses in the accompanying consolidated statements of operations and balance sheets, respectively. Texas state margin tax had been included within other expense in the previously issued financial statements. The Company reclassified the prior years' Texas margin tax amounts to be included within provision for income taxes in the accompanying consolidated statements of operations in order to conform with the current year's presentation. Texas margin tax for the years ended December 31, 2024, 2023 and 2022 were $1.2 million, $0.4 million, and $0.3 million, respectively.

The Company believes that all significant tax positions utilized by the Company will more likely than not be sustained upon examination. As of December 31, 2024, the tax years that remain subject to examination by the major tax

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

jurisdictions under the statute of limitations are from the year 2017 forward (with limited exceptions). Tax penalties and interest, if any, would be accrued as incurred and would be classified as tax expense in the consolidated statements of operations.

Recently Adopted Accounting Standards

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments in this update require public companies to disclose on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. In addition, the amendment requires that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required in interim periods and require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The guidance is effective for fiscal year beginning after December 15, 2023, and interim periods in fiscal years beginning after December 15, 2024, with early adoption permitted. The adoption of this standard did not have a material effect on the Company's consolidated financial statements, other than the newly required disclosures. See Note 15 - Segment Information for significant expense categories and amounts for each reportable segment that are reviewed by the CODM.

Recently Issued Accounting Standards Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disclosure of disaggregated income taxes paid, prescribes standard categories for the components of the effective tax rate reconciliation, and modifies other income tax-related disclosures. ASU 2023-09 is effective for public business entities for fiscal years beginning after December 15, 2024 and December 15, 2025 for all other entities. ASU 2023-09 may be applied prospectively or retrospectively, and allows for early adoption. These requirements do not currently impact these financial statements, however, to the extent the Company's registration statement is declared effective these requirements may have an impact on the Company's income tax disclosures. The Company does not intend to early adopt ASU 2023-09. The impact of adoption will be assessed at the time that the Company is subject to the disclosure requirements of ASC 740, Income Taxes (“ASC 740”).

In March 2024, FASB issued ASU No. 2024-01, Compensation- Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. ASU 2024-01 provides an illustrative example that includes four fact patterns to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether a profits interest award should be accounted for in accordance with Topic 718. ASU 2024-01 is effective for public business entities for fiscal years beginning after December 15, 2024 and December 15, 2025 for all other entities. The Company is currently evaluating the impact of ASU 2024-01 on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 requires companies to disclose, in the notes to the financial statements, specific information about certain costs and expenses at each interim and annual reporting period. This includes disclosing amounts related to employee compensation, depreciation, and intangible asset amortization. In addition, companies will need to provide qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU 2024-03 is effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Implementation of ASU 2024-03 may be applied prospectively or retrospectively. The Company does not expect the adoption of ASU 2024-03 to have a material impact on its consolidated financial statements.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Note 2 – Business Combinations

2024 Business Combination

On June 20, 2024, the 2024 Business Combination was completed and accounted for using the acquisition method of accounting under ASC 805. The results of operations are included in the accompanying consolidated statements of operations from the date of the acquisition. Under the acquisition method of accounting, the assets and liabilities have been recorded at their respective estimated fair values as of the date of closing and reported into the accompanying consolidated balance sheets.

Preliminary fair value measurements were made for acquired assets and liabilities, and adjustments to those measurements may be made in subsequent periods (up to one year from the acquisition date) as information necessary to complete the fair value analysis is obtained. The measurements associated with working capital, property, plant and equipment, and the allocation of certain intangible assets are preliminary as of the date these financial statements are available to be issued. The carrying amounts of cash and cash equivalents, and other net working capital accounts approximate their fair values due to their nature or the short-term maturity of instruments. The acquired debt was determined to approximate fair value as the terms were commensurate with current market terms. The acquired leases were accounted for in accordance with ASC 842. The fair value of the intangible assets acquired was determined using variations of the income approach that utilizes unobservable inputs classified as Level 3 measurements.

Customer relationships were valued using a form of the income approach referred to as the excess earnings method. This approach is based on forecasted revenue expected from the acquired customers, accounting for the loss of customers over time. Projected income from existing customer relationships was determined using a customer retention rate of 97% for both Flowco Productions and Flogistix. The present value of operating cash flows from existing customers was determined using discount rates of 23% and 19% for Flogistix and Flowco Productions, respectively.

The trade name and developed technology were valued using the relief-from-royalty method. This method is based on the application of a royalty rate to forecasted revenue to quantify the benefit of owning the intangible asset rather than paying a royalty for use of the asset. To estimate royalty savings over time, the Company projected revenue from the acquired existing technology over the estimated remaining life of the technology, including the effect of assumed technological obsolescence, before applying an assumed royalty rate. The Company assumed technological obsolescence at rates of 5% and 10% annually for Flogistix and Flowco Productions, respectively, before applying an assumed royalty rate between 1.5% and 5% for Flogistix, and 2.5% and 5% for Flowco Productions.

The fair value of inventory was determined using a form of the top-down approach known as the comparative sales method. This method begins with estimating the selling price of the acquired finished goods which utilizes the respective royalty rates defined above, and then deducts the costs and profits related to manufacturing and disposal efforts. The fair value of property and equipment was determined using a combination of replacement cost and indirect cost.

Flowco Productions is a provider of artificial lift products, which offer early intervention and long-term solutions for enhanced oil and gas recovery. The financial results of Flowco Productions are included in the Production Solutions reporting segment.

Flogistix operates in the business of capturing natural gas from tanks and other production equipment for its customers primarily through providing natural gas compression equipment and services, along with improving natural gas and crude oil production. The financial results of Flogistix are included in the Natural Gas Technologies reporting segment.

The Company paid $1,250 of transaction related expenses, which were expensed as incurred and included within selling, general and administrative expenses in the consolidated statements of operations.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

The 2024 Business Combination was achieved through the contributions of Flowco Productions and Flogistix in exchange for 2,600,000 and 2,300,000 Class A units, respectively. Estis was determined to be the accounting acquirer and therefore is not included in the consideration transferred. 5,100,000 Class A units were issued to Estis Member in exchange for 1,000 units of the predecessor, which have been reflected retrospectively.

The total purchase price for the 2024 Business Combination was $854.6 million consisting of $399.8 million relating to Flogistix and $454.8 million relating to Flowco Productions. The value of the consideration was equivalent to the enterprise value of the underlying businesses which were determined using the guideline public company method market approach. Goodwill is recognized as the excess of consideration over the net assets acquired of Flowco Productions and Flogistix and represents the value derived from the assembled workforce, established processes, and expected future market growth. In the fourth quarter ended December 31, 2024, the Company identified an adjustment to the fair value of the acquired intangible assets resulting in a decrease to the fair value of goodwill of $17.8 million and $3.0 million for Flogistix and Flowco Productions, respectively, with a corresponding increase to the intangible assets related to the respective entities. These adjustment were not considered measurement period adjustments.

The following table presents the consideration transferred and preliminary fair value of Flogistix assets acquired and liabilities assumed in accordance with ASC 805 (in thousands):

Cash and cash equivalents	$193
Accounts receivable - trade, net	18,104
Inventory	82,378
Prepaid expenses and other current assets	2,551
Property, plant and equipment	357,443
Intangible assets	110,290
Finance lease right-of-use assets	8,629
Operating lease right-of-use assets	9,763
Other assets	358
Accounts payable - Trade	(18,143)
Accrued expenses	(9,495)
Current portion of finance lease obligations	(2,356)
Current portion of operating lease obligations	(3,579)
Deferred revenue	(4,085)
Operating lease obligations, net of current portion	(6,172)
Finance lease obligations, net of current portion	(6,506)
Long-term debt	(205,933)
Identifiable net assets acquired	333,440
Goodwill	66,325
Total consideration transferred	$399,765

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

The following table presents the consideration transferred and preliminary fair value of Flowco Productions assets acquired and liabilities assumed in accordance with ASC 805 (in thousands):

Cash and cash equivalents	$2,895
Accounts receivable - trade, net	42,999
Inventory	61,194
Prepaid expenses and other current assets	1,565
Property, plant and equipment	28,608
Intangible assets	194,000
Finance lease right-of-use assets	6,102
Operating lease right-of-use assets	5,151
Other assets	300
Accounts payable - Trade	(11,119)
Accrued expenses	(15,534)
Current portion of finance lease obligations	(3,225)
Current portion of operating lease obligations	(2,179)
Operating lease obligations, net of current portion	(2,972)
Finance lease obligations, net of current portion	(2,877)
Long-term debt	(29,930)
Identifiable net assets acquired	274,978
Goodwill	179,885
Total consideration transferred	$454,863

Identifiable intangible assets and their amortization periods are estimated as follows (in thousands):

	Cost Basis	Useful Life (years)
Flogistix
Trade name	$16,650	10
Developed Technology	47,450	20
Customer relationships	46,190	14
	$110,290
FPS
Trade name	$39,000	10
Developed Technology	39,000	10
Customer relationships	116,000	9
	$194,000

$66.3 million of Flogistix goodwill was recognized within the Natural Gas Technology segment and $179.9 million of Flowco Productions goodwill was recognized within the Productions Solutions segment in the consolidated balance sheet. The Company determined the useful life of the customer relationships using a form of the income approach referred to as excess earnings method. This approach is based on forecasted revenue expected from the acquired customers, accounting for the loss of customers over time. The Company determined the useful life of the trade name based on anticipated future use of the trade name and industry norms. The Company determined the useful life of the developed technology on the basis of the obsolescence factor and long-term projections for U.S. gross domestic product (“GDP”) and consumer price index (“CPI”) and the understanding of the current and expected future state of the technology.

The following table (in thousands) presents certain unaudited pro forma financial information for the years ended December 31, 2024 and 2023, as if the 2024 Business Combination had been completed on January 1, 2023. Net Sales and net income of Flogistix in the historical consolidated statements of operations for the period from June 20, 2024 to December 31, 2024 were $125.7 million and $18.4 million, respectively. Net Sales and net income of Flowco

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Productions in the historical consolidated statements of operations for the period from June 20, 2024 to December 31, 2024 were $135.5 million and $4.6 million, respectively. These unaudited pro forma results may not necessarily reflect the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations. The unaudited pro forma information reflects adjustments for depreciation and amortization resulting from the fair value step-up of property, plant and equipment and the intangible assets acquired, recognition of incremental costs due to the fair value step-up for inventory acquired, and the reduction in interest expense from elimination of deferred financing costs.

	Year Ended December 31,
	2024	2023
Pro forma net sales	$733,259	$665,311
Pro forma net income	$103,999	$122,177

Other Business Combination

On October 25, 2024, the Company completed the acquisition of 100% of the equity interests in an oilfield services company located in Midland, Texas, for a total purchase price of $7.0 million. This acquisition consists primarily of machinery and equipment and certain intangible assets related to customer relationships contract and intellectual property. This acquisition is complementary to the Company's existing oilfield service presence already in the area and provides additional service capacity in a region where producers are actively drilling for crude oil and natural gas.

This acquisition was accounted for as a business combination which, among other things, requires assets acquired and liabilities assumed to be measured at their acquisition date fair values. The agreement also contained a contingent liability in the form of an earnout arrangement whereby the Company is contractually obligated to pay the seller if certain operating conditions are met. This contingent liability has been included as part of the consideration given up at the closing of this acquisition. The excess of consideration given up over the net fair values was recorded to goodwill.

The purchase price and assessment of the fair value of the assets acquired were as follows (in thousands):

Property, plant and equipment	$2,363
Intangible assets	3,928
Earnout liability	(548)
Identifiable net assets acquired	5,743
Goodwill	1,257
Total consideration transferred	$7,000

Property, plant and equipment recognized in the above acquisition are primarily related to vehicles and trailers. The net book value was assumed to be the fair value for these acquired property, plant and equipment.

Identifiable intangible assets recognized in the above acquisition are primarily related to oilfield services contracts, non-compete agreements and customer relationships. The basis for determining the fair value of these intangible assets is the estimated future net cash flows expected to be generated from the acquired agreements and customer relationships. The intangibles acquired in this acquisition are being amortized on a straight-line basis over an initial six-year period for the acquired customer relationships and three-year period for the acquired non-compete agreements and other contracts.

Revenues and earnings related to this acquisition are included within the consolidated statements of operations since the acquisition date and are not considered to be material for separate disclosure. Supplemental pro forma revenue and earnings reflecting this acquisition as if it had been completed on January 1, 2023, are not materially different from the information presented in the accompanying consolidated statement of operations and are, therefore, not presented.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Note 3 – Inventory

Inventory consists of the following as of December 31, 2024 and 2023 (in thousands):

	As of December 31,
	2024	2023
Components, parts and materials	$90,230	$31,311
Work in progress	17,780	3,391
Finished goods	48,221	—
Inventory	156,231	34,702
Less: inventory allowance	(5,052)	(3,366)
Inventory, net	$151,179	$31,336

Note 4 – Property, plant and equipment

Property, plant and equipment consist of the following as of December 31, 2024 and 2023 (in thousands):

	As of December 31,
	2024	2023
Land	$1,822	$150
Buildings	3,297	1,935
Furniture and fixtures	5,263	2,339
Software	3,659	—
Machinery and equipment	857,900	409,212
Vehicles	5,889	2,052
Leasehold improvements	8,269	—
Construction in progress	7,148	275
Property, plant and equipment	893,247	415,963
Less: accumulated depreciation	(190,631)	(123,740)
Property, plant and equipment, net	$702,616	$292,223

The Company’s rental fleet included in machinery and equipment above was $799.5 million (approximately $620.0 million, net of accumulated depreciation) as of December 31, 2024 and was $361.6 million (approximately $279.5 million, net of accumulated depreciation) as of December 31, 2023.

Depreciation expenses during 2024, 2023 and 2022 were approximately $67.5 million, $40.2 million and $32.4 million, respectively.

Note 5 – Leases

The Company has operating leases related to office space and manufacturing facilities. The Company has finance leases related to vehicles, tractors, and trailers. The Company’s office space leases have a remaining lease term of 6-102 months as of December 31, 2024. The Company’s finance leases have remaining lease terms ranging from 1-84 months as of December 31, 2024. Certain leases include one or more options to renew, with renewal terms that can extend the lease term from one to seven years. The exercise of lease renewal options is typically at our discretion. The measurement of the lease term includes options to extend or renew the lease when it is reasonably certain that we will exercise those options.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Lease terms are negotiated on an individual basis and may contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Company.

Amounts recognized in the consolidated balance sheet

The consolidated balance sheets consist of the following amounts relating to operating and finance leases (in thousands):

	As of December 31,
	2024	2023
Operating right-of-use assets
Real property	$19,480	$4,424
	$19,480	$4,424
Operating lease liabilities
Current	$6,809	$640
Non-current	12,739	3,784
	$19,548	$4,424

	As of December 31,
	2024	2023
Finance right-of-use assets
Vehicles	$21,871	$3,391
	$21,871	$3,391
Finance lease liabilities
Current	$7,837	$1,737
Non-current	13,389	1,654
	$21,226	$3,391

Additions to right-of-use assets during 2024 and 2023 were approximately $13.9 million and $6.7 million, respectively. Disposals to right-of-use assets during 2024 were approximately $0.7 million. There was no disposal of right-of-use assets during 2023.

The weighted average lessee’s incremental borrowing rate applied to the operating and finance lease liabilities on December 31, 2024 was 7% and 8%, respectively. The weighted average lessee's incremental borrowing rate applied to the operating and finance lease liabilities on December 31, 2023 was 10.0% and 10.0%, respectively. The weighted average remaining lease term for operating and finance lease on December 31, 2024 was 3.77 years and 2.10 years, respectively. The weighted average remaining lease term for operating and finance lease on December 31, 2023 was 6.63 years and 2.17 years, respectively.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Amounts recognized in the consolidated statement of operations

The consolidated statements of operations consist of the following amounts relating to leases (in thousands):

	Years ended December 31,
	2024	2023	2022
Amortization of real property operating right-of-use assets
(included in general and administrative expenses)	$4,326	$508	$219
Interest expense of vehicles finance right-of-use assets
(included in interest expense)	$909	$530	$657
Depreciation of vehicles finance right-of-use assets
(included in depreciation and amortization)	$6,113	$995	$1,091

Variable lease expense	$—	$—	$—
Short-term lease expense	$331	$—	$—

The below table shows the total cash outflows for leases for the periods presented (in thousands):

	Years ended December 31,
	2024	2023	2022
Operating cash flows from operating leases	$4,246	$508	$219
Financing cash flows from finance leases	7,503	1,525	1,748
Total cash outflows for leases	$11,749	$2,033	$1,967

The table below reconciles the undiscounted future minimum operating and finance lease payments to the operating and finance lease liabilities recorded on the balance sheet as of December 31, 2024 (in thousands):

	Operating Lease	Finance Lease
2025	$8,394	$12,502
2026	6,377	8,658
2027	3,260	2,342
2028	1,538	34
2029	1,194	1
Thereafter	1,278	1
Total future minimum lease payments	22,041	23,538
Less: Amount of lease payments representing interest	(2,493)	(2,312)
Present values of future minimum lease payments	$19,548	$21,226

Lessor Accounting

Rental agreements are for the rental of our compressor units to customers. Rental revenue for the years ended December 31, 2024, 2023 and 2022 were approximately $276.7 million, $168.8 million, and $120.2 million,

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

respectively. Revenue related to these rental agreements is reflected as rental revenue in the consolidated statements of operations.

Scheduled future minimum lease payments to be received by the Company as of December 31, 2024 for each of the next five years is as follows (in thousands):

2025	$125,340
2026	45,201
2027	17,188
2028	1,904
2029	—
Thereafter	—
Total	$189,633

Note 6 – Goodwill and Intangible Assets, Net

The following table summarizes the activity in goodwill balance for periods presented below (in thousands):

	Natural Gas Technologies			Production Solutions			Total
	Goodwill	Accumulated Impairment Losses	Goodwill, net of Accumulated Impairment	Goodwill	Accumulated Impairment Losses	Goodwill, net of Accumulated Impairment	Goodwill, net of Accumulated Impairment
Balance as of December 31, 2022	$—	$—	$—	$7,596	$(5,372)	$2,224	$2,224
Additions to goodwill	—	—	—	—	—	—	—
Goodwill impairment	—	—	—	—	—	—	—
Balance as of December 31, 2023	$—	$—	$—	$7,596	$(5,372)	$2,224	$2,224
Additions to goodwill	66,325	—	66,325	181,143	—	181,143	247,468
Goodwill impairment		—	—	—	—	—	—
Balance as of December 31, 2024	$66,325	$—	$66,325	$188,739	$(5,372)	$183,367	$249,692

Intangible assets, net, consist of the following as of December 31, 2024 and 2023 (in thousands):

	December 31, 2024			December 31, 2023
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Developed technology	$97,350	$(9,221)	$88,129	$10,900	$(4,814)	$6,086
Trade name	61,010	(5,845)	55,165	5,360	(2,367)	2,993
Customer relationships	168,340	(11,350)	156,990	4,270	(2,095)	2,175
Non-compete agreement	2,048	—	2,048	—	—	—
Patent	193	(3)	190	—	—	—
Total	$328,941	$(26,419)	$302,522	$20,530	$(9,276)	$11,254

Amortization expense totaled $17.2 million, $2.1 million and $2.1 million during 2024, 2023 and 2022, respectively.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

As of December 31, 2024, the weighted average remaining useful lives for the Company's intangible assets are as follows:

Developed technology	9.7 Years
Trade name	9 Years
Customer relationships	9.6 Years
Non-compete agreement	2.8 Years
Patent	19.5 Years

Amortization expense is classified in operating expenses on the accompanying consolidated statements of operations. Estimated future amortization expense as of December 31, 2024 for each of the next five years and thereafter is as follows (in thousands):

2025	$31,254
2026	31,254
2027	31,140
2028	30,374
2029	29,419
Thereafter	149,081
$302,522

Note 7 – Accrued Liabilities

Accrued liabilities as of December 31, 2024 and 2023, are summarized as follows (in thousands):

	As of December 31,
	2024	2023
Accrued payroll and employee expenses	$17,102	$3,011
Accrued taxes	7,284	3,070
Customer deposits	530	-
Accrued interest	3,557	782
Accrued IPO costs	1,687	—
Other accrued liabilities	3,669	528
Total accrued expenses	$33,829	$7,391

Accrued taxes consist of amounts owed for obligations under sales & use tax arrangements, property taxes and applicable state income taxes.

Note 8 – Long-Term Debt

Long-term debt consists of the following as of December 31, 2024 and 2023 (in thousands):

	As of December 31,
	2024	2023
Revolving Credit Facility	$635,916	$236,380
Total debt	635,916	236,380
Less: Deferred financing costs	—	(1,115)
Current maturities	—	—
Total long-term debt, net	$635,916	$235,265

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Revolving Credit Facility

On August 20, 2024, the Company and its wholly owned subsidiaries, Flowco Productions LLC, Estis Intermediate and Flogistix Intermediate (collectively the “Borrowers”), entered into a credit agreement (the “Credit Agreement”), which provides for a $700 million, five-year senior secured revolving credit facility (the “Revolving Credit Facility”). The Company has the ability to request the issuance of letters of credit under the Revolving Credit Facility in an aggregate amount of up to $20,000. There were no outstanding letters of credit as of December 31, 2024. The Company also has the ability to borrow swingline loans under the Revolving Credit Facility in an aggregate principal amount of up to $50,000. The Revolving Credit Facility modifies the previous Estis revolving credit facility, and settled all outstanding indebtedness under then-existing credit agreements with Estis, Flowco Productions and Flogistix Intermediate. The Revolving Credit Facility matures on August 20, 2029. Borrowings under the Revolving Credit Facility can be used to finance working capital needs, capital expenditures and general corporate purposes, including to finance permitted acquisitions.

The borrowing base, which also serves as collateral under the Revolving Credit Facility is equal to the sum of (i) 85% of eligible accounts receivable of the Borrowers and each of the direct and indirect subsidiaries of the Parent Borrower that are subsidiary guarantors (the Borrowers and such subsidiary guarantors, collectively, the “Loan Parties”), plus (ii) 90% of eligible investment grade accounts receivable of the Loan Parties, plus (iii) 85% of the net orderly liquidation value of the Loan Parties’ eligible inventory plus (iv) the lesser of (x) 120% of the net book value of the Loan Parties’ eligible appraised rental compressor fleet and (y) the product of 80% multiplied by the net orderly liquidation value percentage identified in the most recent appraisal multiplied by the net book value of the Loan Parties’ eligible appraised rental compressor fleet, plus (v) 80% of the lesser of (x) the cost and (y) the net book value of the Loan Parties’ eligible new rental compressor fleet plus (vi) the lesser of (x) 85% of the net orderly liquidation value of the Borrowers’ eligible equipment and (y) not to exceed 10% of the borrowing base, less (vii) reserves established by the in its permitted discretion pursuant to the terms of the Revolving Credit Facility. The Company’s ability to borrow loans or obtain letters of credit under the Revolving Credit Facility is subject to there being sufficient availability under the Revolving Credit Facility, which is calculated as (i) the lesser of (a) the Aggregate Revolving Commitment under the Revolving Credit Facility and (b) the borrowing base at such time, minus (ii) the aggregate outstanding principal amount of all loans and the aggregate outstanding amount of all letters of credit under the Revolving Credit Facility at such time.

Borrowings under the Credit Agreement are, at the option of the Borrowers, either based on an alternate base rate (“ABR”) or a term Secured Overnight Finance Rate (“SOFR”). Loans comprising each ABR borrowing under the Credit Agreement accrue interest at the ABR plus an applicable margin ranging from 0.75% to 1.50% per annum, dependent upon the Total Leverage Ratio (as defined in the Credit Agreement). Loans comprising each SOFR rate borrowing accrue interest at a Term SOFR rate plus an applicable margin ranging from 1.75% to 2.50%, depending on the Total Leverage Ratio. As of December 31, 2024, the Company had $635.9 million in borrowings outstanding under the Revolving Credit Facility at the Term SOFR rate of 4.65% and applicable margin of 1.75%. In addition, the Revolving Credit Facility contains financial covenants with respect to minimum interest coverage ratio and maximum total leverage ratio, as detailed below.

•
The Borrowers will not permit the Interest Coverage Ratio (as defined in the Credit Agreement), as of the end of any calendar quarter commencing with the calendar quarter ending December 31, 2024, to be less than 2.50 to 1.00; and
•
The Borrowers will not permit the Total Leverage Ratio (as defined in the Credit Agreement), as of the end of any calendar quarter commencing with the calendar quarter ending December 31, 2024, to be greater than 3.50 to 1.00.

The Borrowers are in compliance with all covenants as of and for the year ended December 31, 2024.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

The Company incurred direct costs associated with the issuance of the Revolving Credit Facility and recorded approximately $6.7 million of debt issuance costs. In addition to the remaining unamortized debt issuance costs associated with the previous Estis revolving credit facility of $0.6 million, the debt issuance costs are being amortized to interest expense over the life of Revolving Credit Facility. $0.2 million of unamortized debt issuance costs associated with non-continuing lenders from the previous Estis revolving credit facility were written off. Unamortized debt issuance costs are included in other assets in the Company's consolidated balance sheet. For the year ended December 31, 2024, the Company recorded $32.3 million of interest expense related to the Revolving Credit Facility.

The schedule of future maturities of long-term debt as of December 31, 2024, consists of the following (in thousands):

Amount
2025	$—
2026	—
2027	—
2028	—
2029	635,916
Thereafter	—
Total debt	$635,916

Note 9 - Members' Equity

As provided for in the Limited Liability Agreement of the Company, dated as of June 20, 2024, the Members held 100% of the limited liability company interests of the Company and exercised all control through those interests. The Members contributed 100% of the direct equity interests of Estis, Flowco and Flogistix to the Company in exchange of Series A Units of the Company of 5,100,000, 2,600,000 and 2,300,000, respectively, proportionate to the value of the contributed entities.

There are no restrictions on distributions. The Members' equity account will be adjusted for distributions paid to, and additional capital contributions that are made by the Members. Distributions of cash and profit and losses are allocated to the Members based on their capital contributions.

Note 10 – Earnings Per Unit

Basic EPU is computed by dividing net income attributable to the Company’s unitholders by the weighted average number of units of common stock outstanding for the period. The Company does not have any potentially dilutive securities that would impact the basic EPU.

The following table provides a reconciliation of the numerator and denominator used for basic and diluted earnings per unit (in thousands, except units and per unit data):

	Year Ended December 31,
	2024	2023	2022
Net income	$80,249	$58,089	$32,729
Weighted average common units outstanding	7,710,656	5,100,000	1,000
Basic and diluted earnings per unit	$10.41	$11.39	$32,729

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Note 11 – Share-Based Compensation

The Company’s Members have the following plans discussed below. These plans are for the benefit of certain employees of the Company and therefore share-based compensation expense has been recognized within selling, general and administrative expenses within the consolidated statements of operations.

Estis Holdings LLC Profit Units Plan

On July 19, 2019, GEC Estis Holdings, LLC, implemented a Profit Units Plan (the “Estis Plan”) pursuant to which the Member may grant profit units in form of Class B Units to certain Estis’ employees. The profit units vest over a service period of three years from the date of the grant. Upon the occurrence of a change in control transaction, all Class B Units that have not yet vested will vest in full (subject to certain forfeiture of rights in connection with a failure to perform requested transition services).

Estis has the right and not the obligation to repurchase the profit units at fair value in an event of termination of its employees (“call option”). The call option is considered non-mandatorily redeemable and not probable.

The 2024 Business Combination did not result in a change in control transaction for the Estis Member and as such, no additional share-based compensation expense was recognized under this acceleration feature for the years ended December 31, 2024, 2023 and 2022.

Flowco Production Solutions L.L.C. Profit Units Plan

On November 17, 2017, Flowco implemented a Profit Units Plan (the “Flowco Plan”) pursuant to which Flowco may grant profit units in the form of Class C Units to certain Flowco employees. The profit units vest over a service period of three years from the date of the grant for selected employees or at the grant date. Upon occurrence of a change in control transaction, all class C units that have not yet vested shall vest in full.

Flowco has the right and not the obligation to repurchase the profit units at fair value in an event of termination of its employees (“call option”). The call option is considered non-mandatorily redeemable and not probable.

The 2024 Business Combination did not result in a change in control transaction for Flowco and as such, no additional share-based compensation expense was recognized under this acceleration feature for the years ended December 31, 2024 and 2023.

Flogistix Holding LLC Profit Units Plan

On February 29, 2024, affiliates of the Flogistix Member closed on a continuation vehicle transaction, whereby existing investors in the affiliate were allowed to exit their investment and be replaced by new investors. As part of this transaction, certain units of Flogistix Member were exchanged. Any units that did not meet threshold requirements for conversion were cancelled. As a result of the exchanged or cancelled units, Flogistix Member authorized a new issuance of units for certain Flogistix employees. The units will vest in equal annual installments over a five-year period from the grant date. The grant date fair value was $360/Unit.

The aggregate recognized compensation expense for all profit units plans was $1.0 million and $0.1 million for the years ended December 31, 2024 and 2023, respectively.

The aggregate unrecognized compensation expense for all profit units plans was $3.6 million and less than $0.1 million as of December 31, 2024 and December 31, 2023.

2025 Equity and Incentive Plan

As described in Note 16 - Subsequent Events, subsequent to December 31, 2024, certain reorganization transactions were entered into in connection with the initial public offering (“IPO”). These reorganization transactions

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

consequently ended the respective plans governing the profit units discussed above and caused any outstanding profit units to vest and all unrecognized expense to be recorded.

Note 12 - Employee Benefit Plan

The Company’s subsidiaries have a 401(k) defined contribution profit sharing plan covering substantially all employees whereby the Company matches 100% or substantially all of employee contributions up to a range of 3%-6% of the employee’s salary subject to IRS limitations. The Company’s matching contributions amounted to approximately $1.9 million and $0.4 million during the years ended December 31, 2024 and 2023, respectively.

Note 13 - Commitments and Contingencies

The Company is, and from time to time may be, subject to various claims and legal proceedings which arise in the ordinary course of business. In the opinion of management, there are no legal matters that are likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. The Company has insurance coverage with a Federal Insurance Company covering employment practices and other fiduciary liabilities on employees.

Note 14 – Fair Value Measurements

The Company has assessed that the fair value of cash and cash equivalents, accounts receivable, accounts payable, and other current liabilities, approximates their carrying amounts largely due to the short-term nature of these accounts. The Company has also determined the carrying value of the long-term debt approximates its fair value given its variable rate and indirect indexation to the Company’s credit risk.

See Note 2 - Business Combinations for information regarding the estimated fair value of goodwill.

Contingent Consideration

The Company entered into a contingent consideration liability related to a business combination with a certain oilfield services company described in Note 2 - Business Combinations. Included in total consideration of this acquisition is an earnout payment of $0.6 million to the seller. The amount ultimately owed to the seller is based on meeting a certain earnout threshold in the twelve consecutive calendar months following the close of the transaction. If met, a one-time payment is required to be paid in October 2025, at which point the earnout expires. This earnout liability will be reassessed at each reporting period until expiration and changes in fair value will be reported in earnings as they occur. The earnout liability was considered to be a Level 3 fair value measurement as the significant inputs are unobservable and require significant judgment or estimation. Management engaged a third-party valuation specialist to determine the fair value of the earnout liability as of the acquisition date. The earnout liability was valued using a Monte Carlo simulation in a risk-neutral framework based on forecasted gross revenue.

As of December 31, 2024, the fair value of the contingent earnout liability was $0.5 million and is included within accrued expenses in the accompanying consolidated balance sheets. As the fair value of the earnout liability as of December 31, 2024, approximates the fair value as of the acquisition date, the Company did not perform a remeasurement at year-end.

The Company did not have any other assets or liabilities that were measured at fair value on a recurring or non-recurring basis on December 31, 2024 and 2023.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Note 15 – Segment Information

Our operations are primarily based in the United States. All material revenues of the Company are derived from the United States. All long-lived assets of the Company are located in the U.S.

The Company identifies reportable operating segments based on management’s structure, the customer’s application of its products and services offered by each and the financial data utilized by the Company’s Chief Executive Officer (the chief operating decision maker or “CODM”) to assess segment performance and allocate resources among segments. The Company’s two reportable operating segments are as follows:

•
Production Solutions: relates to rental, sale and services related to high pressure gas lift, conventional gas lift and plunger lift; including other digital solutions and methane abatement technologies. This segment includes rental, sales, and service revenues.
•
Natural Gas Technologies: relates to the design, manufacturing, rental, sale and servicing of vapor recovery and natural gas systems. This segment includes rental, sales, and service revenues.

Corporate headquarters and certain functional departments do not earn revenues but incur costs which do not constitute business activities. Therefore, these corporate headquarters and certain functional departments do not qualify as an operating segment and have been included within corporate and other, which is also not considered a reportable segment. Corporate and other includes (i) corporate and overhead costs, and (ii) capitalized costs related to the IPO and debt issuance and does not include any immaterial and aggregated operating segments.

The CODM assesses segment performances and allocates resources based on profitability. The CODM evaluates operating performance and decides how to allocate resources based on segment profit or loss, which is equivalent to segment income from operations, as well as Adjusted EBITDA, a non-GAAP measure defined as adjusted earnings before income taxes, depreciation and amortization. The CODM uses the segment profit or loss for each segment predominantly in the annual budget and forecasting process. The CODM considers quarter-to-quarter variances on a sequential basis when making decisions about the allocation of operating and capital resources to each segment.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

The below tables contain revenues and certain expenses regularly presented to the CODM in order to make decisions regarding the Company's business, including resource allocation and performance assessments, as well as the current focus in compliance with ASC 280, Segment Reporting, for the periods presented (in thousands):

	Year Ended December 31, 2024
	Production Solutions	Natural Gas Technologies	Total

Revenues from external customers	$327,805	$207,473	$535,278
Intersegment revenues	—	39,163	39,163
Total revenues	327,805	246,636	574,441
Elimination of intersegment revenue			(39,163)
Total consolidated revenues			535,278
Less:
Cost of revenues from external customers (1)	140,672	123,752	264,424
Intersegment cost of revenue	—	39,163	39,163
Total cost of revenues	140,672	162,915	303,587
Elimination of intersegment cost of revenue			(39,163)
Total consolidated cost of revenue			264,424
Selling, general and administrative expenses (1)	37,867	20,942	58,809
Depreciation and amortization (1)	61,475	29,387	90,862
Loss on sale of equipment	784	13	797
Segment profit	$87,007	$33,379	$120,386
Corporate expenses (2)			(3,644)
Total operating income			116,742
Interest expense			(32,345)
Loss on debt extinguishment			(221)
Other expense			(2,756)
Income before provision for income taxes			$81,420

____________________________

(1) Represents the significant expense categories and amounts for each reportable operating segment that are regularly provided to the chief operating decision maker.

(2) Comprised primarily of expenses not allocated to our reportable segments.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

	Year Ended December 31, 2023
	Production Solutions	Natural Gas Technologies	Total

Revenues from external customers	$168,801	$74,522	$243,323
Intersegment revenues	—	36,758	36,758
Total revenues	168,801	111,280	280,081
Elimination of intersegment revenue			(36,758)
Total consolidated revenues			243,323
Less:
Cost of revenues from external customers (1)	42,179	62,599	104,778
Intersegment cost of revenue	—	36,758	36,758
Total cost of revenues	42,179	99,357	141,536
Elimination of intersegment cost of revenue			(36,758)
Total consolidated cost of revenue			104,778
Selling, general and administrative expenses (1)	11,792	3,427	15,219
Depreciation and amortization (1)	42,773	1,049	43,822
Loss on sale of equipment	1,169	1	1,170
Segment profit	$70,888	$7,446	$78,334
Corporate expenses			—
Total operating income			78,334
Interest expense			(18,956)
Other expense			(910)
Income before provision for income taxes			$58,468

____________________________

(1) Represents the significant expense categories and amounts for each reportable operating segment that are regularly provided to the chief operating decision maker.

	Year Ended December 31, 2022
	Production Solutions	Natural Gas Technologies	Total

Revenues from external customers	$120,237	$28,372	$148,609
Intersegment revenues	—	99,945	99,945
Total revenues	120,237	128,317	248,554
Elimination of intersegment revenue			(99,945)
Total consolidated revenues			148,609
Less:
Cost of revenues from external customers (1)	33,214	22,261	55,475
Intersegment cost of revenue	—	99,945	99,945
Total cost of revenues	33,214	122,206	155,420
Elimination of intersegment cost of revenue			(99,945)
Total consolidated cost of revenue			55,475
Selling, general and administrative expenses (1)	11,075	3,098	14,173
Depreciation and amortization (1)	35,275	931	36,206
Loss on sale of equipment	55	(4)	51
Segment profit	$40,618	$2,086	$42,704
Corporate expenses			—
Total operating income			42,704
Interest expense			(9,284)
Other expense			(408)
Income before provision for income taxes			$33,012

____________________________

(1) Represents the significant expense categories and amounts for each reportable operating segment that are regularly provided to the chief operating decision maker.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

The following table sets forth certain selected financial information for our operating segments for the periods presented (in thousands):

	As of December 31,
	2024	2023
Segment capital expenditures:
Production Solutions	$51,207	$39,035
Natural Gas Technologies	36,793	1,144
Total segment capital expenditures	88,000	40,179
Corporate and other	2,494	3,335
Total capital expenditures	$90,494	$43,514

Segment assets:
Production Solutions	$886,372	$340,198
Natural Gas Technologies	730,459	56,276
Total segment assets	1,616,831	396,474
Eliminations	(41,639)	(4,386)
Corporate and other (1)	13,757	—
Total assets	$1,588,949	$392,088

____________________________

(1) Corporate costs incurred without revenues do not constitute business activities and therefore, do not meet the criteria of an operating segment. These costs have been combined into Corporate and other. Corporate and other includes (i) corporate and overhead costs, and (ii) capitalized costs related to the IPO and debt issuance.

Eliminations within the segment revenue disclosure above relate to $39.2 million, $36.8 million and $100.0 million of intersegment equipment sales from Natural Gas Technologies to Production Solutions for the years ended December 31, 2024, 2023 and 2022, respectively.

Note 16 – Subsequent Events

The Company has evaluated subsequent events through March 19, 2025, the date the financial statements were issued, and no additional matters were identified requiring recognition or disclosure in the consolidated financial statements, except for events described below.

Initial Public Offering and Reorganization

On January 15, 2025, the Company successfully consummated an initial public offering (“IPO”) and issued and sold 20,470,000 shares of Class A common stock at a price to the public of $24.00 per share. The aggregate net proceeds from the IPO were approximately $461.8 million after deducting underwriting discounts and commissions and offering expenses.

In connection with the IPO, Flowco LLC amended and restated the existing limited liability company agreement (“LLC Agreement”) to, among other things, (i) recapitalize all existing ownership interests in Flowco LLC held by the existing members into a new single class of common units (“LLC Interests”); and (ii) issue a non-economic member interest and appoint the Company as the sole managing member of Flowco LLC upon the Company's acquisition of the LLC interests.

Simultaneously with the IPO, the Company amended and restated its certificate of incorporation to, among other things, provide: (i) for Class A common stock, with each share of its Class A common stock entitling its holder to one vote per share on all matters presented to our stockholders generally; and (ii) for Class B common stock, with each share of our Class B common stock entitling its holder to one vote per share on all matters presented to our stockholders generally, any that shares of our Class B common stock may only be held by the pre-IPO members of Flowco LLC whose membership interests did not get redeemed in connection with the IPO (“Continuing Equity Owners”) and their

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

respective permitted transferees. As a result, the Company became a holding company and the sole manager of Flowco LLC, with no material assets other than 100% of the voting membership interest in Flowco LLC.

Simultaneously with the IPO, the Company acquired the LLC Interests held by certain of the existing indirect owners of Flowco LLC in exchange for 5,251,620 shares of its Class A common stock. After giving effect to the use of proceeds from the IPO, the Company issued 64,823,042 shares of Class B common stock to the Continuing Equity Owners, which is equal to the number of LLC Interests held by such Continuing Equity Owners, for nominal consideration. Following the IPO, it was determined that certain allocations of Class A common stock, and of a corresponding number of Class B common stock and LLC Interests, in connection with certain reorganization transactions were made in error. The Company, together with Flowco LLC and the applicable members of Flowco LLC, entered into an Omnibus Agreement to correct such errors through (i) a rescission of 1,057,629 LLC Interests and corresponding number of shares of Class B common stock previously issued to a White Deer Affiliate and (ii) the issuance of 1,057,629 LLC Interests to Flowco Holdings, and the issuance of 1,057,629 shares of Class A common stock to White Deer Affiliates. Such corrections did not result in any change in the aggregate number of LLC Interests issued and outstanding, or the combined number of shares of Class A common stock and Class B common stock issued and outstanding. The foregoing outstanding shares and LLC Interests described above give effect to the corrections set forth in the Omnibus Agreement.

Tax Receivable Agreement

In connection with the IPO, the Company entered into a Tax Receivable Agreement (the “TRA”) with the Continuing Equity Owners and certain affiliated entities to Flowco LLC’s principal stockholders (“Blocker Shareholders” and collectively, the “TRA Participants”) that provides for the payment to the TRA Participants of 85% of the amount of tax benefits, if any, that the Company actually realizes (or in some circumstances, is deemed to realize) related to certain tax basis adjustments and payments made under the TRA.

2025 Equity and Incentive Plan

In January 2025, the Company's stockholders approved the 2025 Equity and Incentive Plan (the “Equity Plan”), which became effective in connection with the IPO. The Equity Plan is administered by the Compensation Committee. The Company's Board of Directors has the authority to amend and modify the Equity Plan, subject to any stockholder approval. The Company granted 665,205 RSUs under the Equity Plan to certain of the its' executives, employees and non-employee directors in conjunction with the IPO with an aggregate grant date fair value of $19.8 million. The RSU awards vest in full within three years of the grant date of the awards, subject to the employee’s continued employment or the director’s continued service. The vesting of all RSU awards will accelerate and vest in full upon a change in control (as defined in the Equity Plan).

Repayment of Revolving Credit Agreement

On January 17, 2025, the Company, using the net proceeds received from the IPO, with the respect to the remainder after redeeming certain Flowco LLC interests from certain non-affiliate holders, repaid indebtedness under its Revolving Credit Agreement in the amount of $440.0 million.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

The Company has evaluated subsequent events through February 4, 2026, and no additional matters were identified requiring recognition or disclosure in the consolidated financial statements, except for events described below.

Provision for Income Taxes

Following the IPO, the Company became a taxable entity and is subject to U.S. federal, state, and local income taxes with respect to its allocable share of taxable income of Flowco LLC, which is assessed at the prevailing corporate tax rates. Flowco LLC operates as a limited liability company and is treated as a partnership for income tax purposes.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

Accordingly, Flowco LLC does not incur significant liability for federal or state income taxes since the taxable income or loss is passed through to its members. Flowco LLC incurs liabilities for certain state taxes payable directly by it, primarily related to Texas margin tax.

Second Quarter 2025 Quarterly Dividends

On May 2, 2025, the Company's Board of Directors approved a quarterly cash dividend for the Company’s shares of Class A common stock. The dividend for each share of Class A common stock was $0.08 per share payable to holders of Class A common stock of record as of the close of business on May 14, 2025, and was paid on May 28, 2025. Flowco LLC made a corresponding distribution of $0.08 per unit to its common unit holders.

Termination of Chief Operating Officer

On May 26, 2025, John Gatlin, the Executive Vice President and Chief Operating Officer of the Company, gave notice of his intent to resign as an officer of the Company effective as of the close of business on August 1, 2025. Mr. Gatlin will continue to serve in his current role until such time

Common Share Repurchase Program

On June 11, 2025, the Company's Board of Directors authorized the Company to repurchase up to $50 million of shares of the Company’s Class A common stock, par value $0.0001 per share. The repurchase program does not obligate the Company to repurchase any particular amount of shares and may be modified, suspended, or discontinued at any time. Purchases may be made in open-market transactions, privately negotiated transactions or by other means in accordance with the regulations of the Securities and Exchange Commission. The timing of purchases and the number of shares repurchased under the stock repurchase program will depend on a variety of factors including price, trading volume, market conditions and corporate and regulatory requirements.

The Company had repurchased 953,229 shares of Class A common stock under the Repurchase Program at an average price of $15.72 per share for a total cost of $15.0 million inclusive of commissions and fees. As of February 4, 2026, all repurchased shares had been canceled and retired, resulting in a permanent reduction in both the number of shares outstanding and the Company’s total stockholders’ equity.

Asset Acquisition

On July 1, 2025, the Company entered into an asset purchase agreement with Archrock, Inc., pursuant to which the Company acquired certain HPGL and VRU assets and the associated customer contracts for $71.0 million in cash. The Company completed this transaction on August 1, 2025 and accounted for this transaction as an asset acquisition, as substantially all of the fair value is concentrated in a group of similar identifiable assets. As such, the Company allocated the total cost of the asset acquisition to the net assets acquired on the basis of their estimated relative fair values on the acquisition date. Transaction costs incurred in connection with this transaction were de minimis.

The One Big Beautiful Bill Act

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law, which contains a broad range of tax reform that amend, eliminate, and extend tax rules under the expiring portions of Tax Cuts and Jobs Act. In particular, the OBBBA contains several changes to corporate taxation including modifications to capitalization of research and development expenses, limitations on deductions for interest expense and accelerated fixed asset depreciation. The OBBBA has multiple effective dates concerning its tax provisions, with certain provisions effective in 2025 and others implemented through 2027. One key change includes the immediate reinstatement of 100% bonus depreciation. The Company will benefit from the reinstatement of bonus depreciation and will continue to monitor the potential future impacts of the OBBBA, including provisions that become effective in subsequent periods, and will reflect any material changes in its accompanying consolidated financial statements.

Flowco Holdings Inc.

Notes to Consolidated Financial Statements

First Amendment to the Registration Rights Agreement

On July 23, 2025, affiliates of GEC and White Deer holding Flowco securities entered into an amendment to the registration rights agreement to amend the requirement that Flowco file a Shelf Registration Statement within 180 days following the IPO. Pursuant to the amendment, the applicable GEC or White Deer holders may at any time request that Flowco file a Shelf Registration Statement. Upon receipt of the request, Flowco must use its reasonable best efforts to file a Shelf Registration Statements within 30 days; however, if the request is after the end of a quarter, the filing must be completed within five business days after the filing of the applicable Form 10-K or Form 10-Q.

Third Quarter 2025 Quarterly Dividends

On August 1, 2025, the Company's Board of Directors approved a quarterly cash dividend for the Company’s shares of Class A common stock. The dividend for each share of Class A common stock was $0.08 per share payable to holders of Class A common stock of record as of the close of business on August 15, 2025, and was paid on August 29, 2025. Flowco LLC made a corresponding distribution of $0.08 per unit to its common unit holders.

NYSE Texas, Inc. Listing

On August 14, 2025, the Company filed a registration statement on Form 8-A with the Securities and Exchange Commission in connection with the dual listing of its Class A common stock, $0.0001 par value per share on NYSE Texas, Inc. (the “NYSE Texas”). The Company will maintain its primary listing on the New York Stock Exchange (the “NYSE”) and will continue to trade under the same ticker symbol, “FLOC” on the NYSE and NYSE Texas.

Fourth Quarter 2025 Quarterly Dividends

On October 31, 2025, the Company's Board of Directors approved a quarterly cash dividend for the Company’s shares of Class A common stock. The dividend for each share of Class A common stock will be $0.08 per share payable to holders of Class A common stock of record as of the close of business on November 14, 2025, and will be paid on November 26, 2025. Flowco LLC will also make a corresponding distribution of $0.08 per unit to its common unit holders.

First Quarter 2026 Quarterly Dividends

On January 30, 2026, the Company's Board of Directors approved a quarterly cash dividend for the Company’s shares of Class A common stock. The dividend for each share of Class A common stock was $0.08 per share payable to holders of Class A common stock of record as of the close of business on February 13, 2026, and was paid on February 25, 2026. Flowco LLC made a corresponding distribution of $0.08 per unit to its common unit holders.

Valiant Business Combination

On February 2, 2026, the Company announced that it has entered into a definitive agreement to acquire Valiant Artificial Lift Solutions for a total consideration of $200 million, structured as $170 million in cash and approximately 1.5 million shares of the Company’s Class A common stock. The pending transaction, which is expected to close in late February 2026, is subject to customary closing conditions and receipt of required regulatory approvals.